Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of CapStar Financial Holdings, Inc., as the same may be amended from time to time (the “Registration Statement”), of our report, dated February 20, 2020, with respect to the consolidated financial statements of The Bank of Waynesboro and subsidiary as of and for the years ended December 31, 2019 and 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

BLANKENSHIP CPA GROUP, PLLC

/s/ Blankenship CPA Group, PLLC

Brentwood, Tennessee

March 27, 2020